Exhibit 99.1

PHC Announces 19.2% Increase in Fiscal 2011 First Quarter Revenues
Earnings per share 3 cents vs. 1 cent

Income from Operations Increases 247% to $1.2 Million Compared to $356,000;
Net Income Increases 204% to $679,000 from Net Income of $224,000

PEABODY, Mass. – November 10, 2010 -- PHC, Inc., d/b/a Pioneer Behavioral Health (NYSE Amex: PHC), a leading provider of inpatient and outpatient behavioral health services, today reported financial results for the Company's 2011 first fiscal quarter ended September 30, 2010.

First Fiscal Quarter of 2011 Highlights
• For the first fiscal quarter ended September 30, 2010, net patient care revenues increased 21% to $14.2 million from $11.8 million for the same period in 2009.
• Income from continuing operations increased 247% to $1.2 million from $356,000 for the same period in 2009.
• Net income applicable to common shareholders increased 204% to $679,000 from net income of $224,000 for the same period in 2009.
• The Company’s Board of Directors authorized the repurchase of up to one million shares of its Class A common stock for a one-year period commencing July 1, 2010. In the fiscal 2011 first quarter, the Company repurchased approximately 100,000 shares at an average price of approximately $1.11 per share.
• The Company obtained Centers for Medicare and Medicaid Services (CMS) approval for the Seven Hills Behavioral Institute facility, located in Henderson, Nevada, which enables it to immediately accept patients enrolled in the Medicare program.
• The Company’s Board of Directors authorized the repurchase of up to one million shares of its Class A common stock for a one-year period commencing July 1, 2010. In the fiscal 2011 first quarter, the Company repurchased approximately 100,000 shares at an average price of approximately $1.11 per share.
• The Company obtained Centers for Medicare and Medicaid Services (CMS) approval for the Seven Hills Behavioral Institute facility, located in Henderson, Nevada, which enables it to immediately accept patients enrolled in the Medicare program.

Fiscal First Quarter of 2011 Financial Results
Total net revenues from continuing operations for the three months ended September 30, 2010 increased 19.2% to $15.1 million compared to $12.6 million for the three months ended September 30, 2009. Net patient care revenues increased 21.0% to $14.2 million for the three months ended September 30, 2010 from $11.8 million for the three months ended September 30, 2009. This increase in revenue is due primarily to increased census at Seven Hills Hospital in Las Vegas, a retroactive increase from a service contract at Harbor Oaks Hospital and a State Medicaid Rate adjustment. Contract support services revenue provided by Wellplace decreased 4.8% to $838,000 for the three months ended September 30, 2010 compared to $880,000 for the same period last year. Contract services revenue decreased due to decreases in the number of lives covered by the Employee Assistance Program (“EAP”) contracts.

Income from operations improved 247% to $1.2 million for the 2011 fiscal first quarter compared to $356,000 in the year-ago period. Income before taxes was $1.2 million for the three-month period ended September 30, 2010 compared to $357,000 in the year-earlier period. Net income applicable to common shareholders was $679,000 for the fiscal 2011 first quarter, or $0.03 per basic and diluted share, compared to net income of $224,000, or $0.01 per basic and diluted share in the fiscal 2010 first quarter.

“Building on our fiscal 2010 momentum, we again generated strong operating results for our fiscal 2011 first quarter, driven by net patient revenue growth, expanding gross margins and record profitability; this represented the Company's seventh consecutive quarter of profitability,” said Bruce A. Shear, Pioneer's president and CEO. “We continue to carefully manage expenses and this, coupled with our expanding revenues, has resulted in economies of scale as we leverage our infrastructure more efficiently. For the fiscal first quarter 2011, total expenses as a percentage of revenue decreased 5.6% from the same period last year. We continue to increase operating margins working toward our stated goal of 10% for the back half of our fiscal year. We are already seeing the positive effect of the Centers for Medicare and Medicaid Services (CMS) approval on patient census at the Seven Hills Behavioral Institute facility and expect this will continue going forward. This removed the last regulatory requirement to take all patients the market will support. Seven Hills achieved profitability in September, the first full month of profitability for this facility. In addition, our balance sheet remains strong and we continue to reduce the minimal remaining debt.”

As of September 30, 2010, the Company had cash and cash equivalents of $3.1 million compared to $4.5 million as of June 30, 2010. Stockholders' equity improved to $17.9 million as of September 30, 2010 from $17.3 million as of June 30, 2010.

The Company will hold a conference call at 10:00 a.m. eastern time today, to discuss the results. Interested parties should dial (866) 831-6247 (domestically) or (617) 213-8856 (internationally) and use conference passcode 94235247. A replay of the call will be available for 30 days and can be accessed by dialing 888-286-8010 (domestically) or 617-801-6888 (internationally), using passcode 45490712.

The conference call will be webcast live on the internet at Pioneer Behavior Health's website at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=71354&eventID=3474561.

About PHC d/b/a Pioneer Behavioral Health
PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare company providing behavioral health services in five states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan, Pennsylvania, and Nevada. The Company also offers internet and telephonic-based referral services that includes employee assistance programs and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995
This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the Company's annual report on Form 10-K for the most recently ended fiscal year.
- tables follow -

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
	September 30,	June 30,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$3,066,436	$4,540,278
Accounts receivable, net of allowance for doubtful accounts of $3,691,295 at September 30, 2010 and $3,002,323 at June 30, 2010	8,573,380	8,333,766
Prepaid expenses	589,836	490,662
Prepaid income taxes	95,808	--
Other receivables and advances	1,585,947	743,454
Deferred income tax asset – current	1,145,742	1,145,742
Total current assets	15,057,149	15,253,902
Restricted cash	512,197	512,197
Accounts receivable, non-current	33,472	17,548
Other receivables	61,122	58,169
Property and equipment, net	4,673,008	4,527,376
Deferred income tax asset – non-current	1,495,144	1,495,144
Deferred financing costs, net of amortization of $619,604 and $582,972 at September 30, 2010 and June 30, 2010	152,637	189,270
Goodwill	969,098	969,098
Other assets	2,146,798	2,184,749
Total assets	$25,100,625	$25,207,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,540,218	$1,594,286
Current maturities of long-term debt	797,292	796,244
Revolving credit note	1,232,941	1,336,025
Current portion of obligations under capital leases	104,878	112,909
Accrued payroll, payroll taxes and benefits	1,605,472	2,152,724
Accrued expenses and other liabilities	1,093,297	1,040,487
Income Taxes Payable	--	23,991
Total Current Liabilities	6,374,098	7,056,666
Long-term debt, net of current maturities	205,059	292,282
Obligations under capital leases, net of current portion	--	19,558
Long-term accrued liabilities	642,081	582,953
Total liabilities	7,221,238	7,951,459

Stockholders’ equity:
Preferred Stock, 1,000,000 shares authorized, none issued or outstanding	--	--
Class A common stock, $.01 par value, 30,000,000 shares authorized, 19,875,505 and 19,867,826 shares issued at September 30, 2010 and June 30, 2010, respectively	198,755	198,679
Class B common stock, $.01 par value, 2,000,000 shares authorized, 775,021 issued and outstanding at September 30, 2010 and June 30, 2010, each convertible into one share of Class A common stock	7,750	7,750
Additional paid-in capital	27,985,236	27,927,536
Treasury stock, 1,140,688 and 1,040,598 shares of Class A common stock at September 30, 2010 and June 30, 2010, respectively, at cost	(1,706,404)	(1,593,407)
Accumulated deficit	(8,605,950)	(9,284,564)
Total stockholders’ equity	17,879,387	17,255,994
Total liabilities and stockholders’ equity	$25,100,625	$25,207,453

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	Three Months Ended
	September 30,
	2010	2009
Revenues:
Patient care, net	$14,233,822	$11,767,668
Contract support services	837,598	879,760
Total revenues	15,071,420	12,647,428
Operating expenses:
Patient care expenses	7,023,722	6,438,563
Cost of contract support services	707,775	727,477
Provision for doubtful accounts	1,003,462	472,973
Administrative expenses	5,100,069	4,652,517
Total operating expenses	13,835,028	12,291,530

Income from operations	1,236,392	355,898

Other income (expense):
Interest income	40,594	32,374
Other income	38,988	49,356
Interest expense	(80,332)	(80,593)

Total other income (expense), net	(750)	1,137

Income before provision for income taxes	1,235,642	357,035
Provision for income taxes	557,027	133,431

Net Income	$678,615	$223,604

Basic net income per common share	$0.03	$0.01

Basic weighted average number of shares outstanding	19,532,095	19,997,549

Diluted net income per common share	$0.03	$0.01

Diluted weighted average number of shares outstanding	19,603,138	20,141,989